UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   FRONK, DAVID
   1655 Roberts Blvd, NW
   Kennesaw, GA  30144
2. Date of Event Requiring Statement (Month/Day/Year)
   12/18/98
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   CryoLife, Inc.
   CRY
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President - Clinical Research
6. If Amendment, Date of Original (Month/Day/Year)
   1/13/99
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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Common Stock                               |1,183 Shares          |D               |                                               |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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Incentive Stock Option  |(1)      |9/5/03   |Common Stock           |5,000    |14.1875   |D            |                           |
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Incentive Stock Option  |(2)      |6/18/04* |Common Stock           |10,000   |12.00     |D            |                           |
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Explanation of Responses:
(1) Exercisable in five equal annual installments of 1,000 shares each beginning on 3/5/99.
(2) Exercisable in five equal annual installments of 2,000 shares each beginning on 12/18/99.
* This amendment is filed to correct the expiration date of the option, which was reported as 12/18/08 in the original Form 3.
SIGNATURE OF REPORTING PERSON
David Fronk
DATE
January 19, 1999